As filed with the Securities and Exchange Commission on June 6, 2011

Registration No. 333-171882

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 ON FORM S-8

TO REGISTRATION STATEMENT ON FORM S-4

Under

The Securities Act of 1933

HANCOCK HOLDING COMPANY

(Exact name of registrant as specified in its charter)

MISSISSIPPI (State or other jurisdiction of incorporation or organization)	64-0693170 (I.R.S. Employer Identification Number)

ONE HANCOCK PLAZA, 2510 14TH STREET

GULFPORT, MISSISSIPPI 39501

(228) 868-4000

 (Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Whitney Holding Corporation 1997 Long-Term Incentive Plan
Whitney Holding Corporation 2004 Long-Term Incentive Plan

Whitney Holding Corporation 2007 Long-Term Compensation Plan

Whitney Holding Corporation Directors’ Compensation Plan

Whitney National Bank Savings Plus Plan

(full title of the plans)

Joy Lambert Phillips
General Counsel
One Hancock Plaza, 2510 14th Street
Gulfport, Mississippi 39501
(228) 868-4000

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies  to:

L. Keith Parsons

J. Andrew Gipson
Watkins Ludlam Winter & Stennis, P.A.
190 E. Capitol Street, Suite 800
Jackson, Mississippi 39201
(601) 949-4900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This Post-Effective Amendment No. 2 on Form S-8 covers shares of the Registrant’s common stock originally registered on the Registration Statement on Form S-4 to which this is an amendment.  The registration fees in respect of such shares of common stock were paid at the time of the original filing of the Registration Statement on Form S-4 relating to such common stock. Pursuant to Rule 416(c) under the Securities Act of 1933, this Post-Effective Amendment No. 2 on Form S-8 also covers an indeterminate amount of interests that may be offered or sold pursuant to the Whitney National Bank Savings Plus Plan described herein.

EXPLANATORY NOTE

                Hancock Holding Company, a Mississippi corporation (“Hancock” or the “Registrant”), hereby amends its Registration Statement on Form S-4, Registration No. 333-171882, as amended by Pre-Effective Amendment Nos. 1, 2, and 3, and by Post-Effective Amendment No. 1 (the “Form S-4”), by filing this Post-Effective Amendment No. 2 on Form S-8 (the “Post-Effective Amendment No. 2”). The Form S-4, as amended by this Post-Effective Amendment No. 2 on Form S-8, is referred to as the “Registration Statement.” Hancock filed the Form S-4 in connection with the merger (the “Merger”) of Whitney Holding Corporation, a Louisiana corporation (“Whitney”) with and into Hancock, on June 4, 2011. This Post-Effective Amendment No. 2 covers shares of the Registrant’s common stock originally registered on its Registration Statement on the Form S-4 that may be issued pursuant to the plans identified above following the Merger. In addition, in connection with the Merger, the Whitney National Bank Savings Plus Plan was amended to permit participants to purchase shares of the Registrant’s common stock rather than shares of Whitney common stock. Accordingly, this Post-Effective Amendment No. 2 also covers an indeterminate amount of interests that may be offered or sold pursuant to the Whitney National Bank Savings Plus Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant (File No. 000-13089) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•         Annual Report on Form 10-K for the year ended December 31, 2010;

•         All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2010.

In addition, the financial statements of the Whitney National Bank Savings Plus Plan, which appear in the Annual Report on Form 11-K filed for the fiscal year ended December 31, 2009, as filed by Whitney Holding Corporation with the Commission on June 29, 2010, is incorporated herein by reference and made a part hereof.

All documents filed by the Registrant or the Whitney National Bank Savings Plus Plan with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

                Miss. Code Ann. Section 79-4-8.50 et seq. provides in part that a corporation may indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation), if such action arises out of his acts on behalf of the corporation and he acted in good faith and that he reasonably believed that conduct in his official capacity with the corporation was in the corporation’s best interests and that in other cases, his conduct was not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

                The indemnification provisions of Miss. Code Ann. Section 79-4-8.50 et seq. are not exclusive; however, a corporation may not indemnify any person who is adjudged liable to the corporation in an action by or in the right of the corporation except for reasonable expenses if determined the person met the relevant standard of conduct described above or who is adjudged liable on the basis that personal benefit was improperly received by him. A corporation has the power to obtain and maintain insurance on behalf of any director or officer who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

                The Hancock articles of incorporation and the Hancock bylaws provide for indemnification for directors, officers, employees and agents of Hancock to the full extent permitted by Mississippi law.

                Hancock maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Exhibit Index.

The Registrant undertakes that the Whitney National Bank Savings Plus Plan and any amendment thereto have been or will be submitted to the Internal Revenue Service in a timely manner, and all changes required by the Internal Revenue Service for the Whitney National Bank Savings Plus Plan to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended, have been or will be made.

Item 9.  Undertakings.

(a)                 The undersigned Registrant hereby undertakes:

(1)                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)                 To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 on Form S-8 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gulfport, State of Mississippi, on  June 6, 2011.

HANCOCK HOLDING COMPANY

By:   /s/ Carl J. Chaney
Carl J. Chaney
President & Chief Executive Officer

       Director

By:   /s/ John M. Hairston
John M. Hairston
Chief Executive Officer & Chief Operating Officer

       Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 on Form S-8 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date
/s/ Carl J. Chaney	President and Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2011
Carl J. Chaney

/s/ John M. Hairston	Chief Executive Officer and Chief Operating Officer and Director (Principal Executive Officer)	June 6, 2011
John M. Hairston

/s/ Michael M. Achary	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 6, 2011
Michael M. Achary

*
James B. Estabrook, Jr.	Chairman and Director	June 6, 2011

/s/ Alton G. Bankston
Alton G. Bankston	Director	June 6, 2011

*
Frank E. Bertucci	Director	June 6, 2011

/s/ Richard B. Crowell
Richard B. Crowell	Director	June 6, 2011

*
Don P. Descant	Director	June 6, 2011

/s/ Hardy B. Fowler
Hardy B. Fowler	Director	June 6, 2011

/s/ Terence E. Hall
Terence E. Hall	Director	June 6, 2011

*
Randy Hanna	Director	June 6, 2011

*
James H. Horne	Director	June 6, 2011

*
Jerry L. Levens	Director	June 6, 2011

/s/ R. King Milling
R. King Milling	Director	June 6, 2011

/s/ Eric J. Nickelsen
Eric J. Nickelsen	Director	June 6, 2011

/s/ Thomas Olinde
Thomas Olinde	Director	June 6, 2011
*
John H. Pace	Director	June 6, 2011

*
Christine L. Pickering	Director	June 6, 2011

/s/ Robert W. Roseberry
Robert W. Roseberry	Director	June 6, 2011

*
Anthony J. Topazi	Director	June 6, 2011

*By: /s/ Carl J. Chaney
Carl J. Chaney Attorney-in-Fact Date: June 6, 2011

Plan.  Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Whitney National Bank Savings Plus Plan) have duly caused this Post-Effective Amendment No. 2 on Form S-8 to the Registration Statement on Form S-4 to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Gulfport, Mississippi, on June 6, 2011.

HANCOCK HOLDING COMPANY, as plan sponsor

By:  /s/ Carl J. Chaney
      Carl J. Chaney
      President & Chief Executive Officer

             Director

INDEX TO EXHIBITS

Exhibit Number	Description
4.1

Specimen stock certificate (reflecting change in par value from $10.00 to $3.33, effective March 6, 1989) (filed as Exhibit 4.1 to the Registrant’s 10-Q for the quarter ended March 31, 1989 and incorporated herein by reference).

5.1	Opinion of Watkins Ludlum Winter & Stennis, P.A. as to the legality of the shares to be issued.*
23.1	Consent of Watkins Ludlum Winter & Stennis, P.A. (included in Exhibit 5.1).*
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of KPMG LLP.
23.4	Consent of PricewaterhouseCoopers LLP.
24	Power of Attorney of Hancock Holding Company.*

*      Previously filed with Registration Statement No. 333-171882, on January 26, 2011.